Schedule A to the

EXPENSE CONTRACT

between

FIDELITY SUMMER STREET TRUST: FIDELITY DISRUPTIVE AUTOMATION FUND

Class	Annualized Rate (bp)	Effective Date
Loyalty Class 1	50	April 1, 2023

Loyalty Class 2	50	March 11, 2020

Class F	0	March 11, 2020

Fidelity Summer Street Trust
on behalf of Fidelity Disruptive Automation Fund

By	/s/Stacie M. Smith
Stacie M. Smith President and Treasurer

FIDELITY MANAGEMENT & RESEARCH

COMPANY LLC

|||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||	By	/s/Christopher J. Rimmer
Christopher J. Rimmer Treasurer